UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 25, 2010
ARMSTRONG WORLD INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-2116	23-0366390

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2500 Columbia Avenue, Lancaster, Pennsylvania	17603

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (717) 397-0611
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(c)
Armstrong World Industries, Inc. (the “Company”) has announced the election of Matthew J. Espe to the position of Chief Executive Officer and President of the Company. Mr. Espe will begin employment effective on or about July 26, 2010, but in no event later than August 1, 2010. A press release is attached hereto as Exhibit 99.1.
Employment Agreement
In connection with Mr. Espe joining the Company, the Company and Mr. Espe have entered into an employment agreement dated as of June 24, 2010, which is attached hereto as Exhibit 10.1. The employment agreement provides that Mr. Espe will be paid an annual base salary of $980,000. He is also eligible to earn an annual target bonus of 100% of base salary with a maximum potential bonus of 200% of his annual target bonus, based on the achievement of performance targets set by the Management Development and Compensation Committee of the Board of Directors of the Company (the “Compensation Committee). Mr. Espe’s 2010 bonus will be at least equal to the annual target bonus on a prorated basis.
Mr. Espe will also be eligible to participate in the Company’s long-term incentive plan beginning in 2011. Actual awards will be determined by the Compensation Committee based on Mr. Espe’s and Company performance and other applicable factors. Mr. Espe will be eligible to participate in the retirement and employee benefit plans that are generally available to the executives of the Company. He will also be eligible for certain perquisites generally available to the executives of the Company, a yearly physical paid by the Company and up to $4,500 as reimbursement for personal financial planning and tax preparation services.
Mr. Espe will receive a one-time replacement grant in the gross amount of $4.552 million consisting of a replacement cash bonus that vests on November 1, 2010 and a grant of replacement restricted stock units with a grant date value of $1.1 million, vesting in three equal installments on the first, second and third anniversary of the grant date. Mr. Espe will also receive a one-time inducement grant consisting of stock options with a grant date value of $3.5 million, vesting in three equal installments on the first, second and third anniversary of the grant date and performance restricted stock units with a grant date value of $1.5 million, vesting 50% on December 31, 2012 and the remaining 50% on December 31, 2013, provided, that specified stock price targets ($55 per share on December 31, 2012 and $70 per share on December 31, 2013) are achieved.
In the event of Mr. Espe’s involuntary termination without cause or voluntary termination with “good reason”, Mr. Espe will be entitled to the following severance pay and benefits, conditioned on the execution of a release and his compliance with certain restrictive covenants: (1) payment of 200% of his base salary, (2) welfare benefit continuation for 24 months and (3) a pro rata bonus. For purposes of Mr. Espe’s employment agreement, the term “good reason” generally means a material and adverse change in duties, titles or positions, a 10% or more reduction in salary and the Company’s material breach of any other obligation under the employment agreement that is not corrected within 30 days. Mr. Espe will be subject to a two-year non-compete and non-solicit following his termination of employment.
The Company will reimburse Mr. Espe’s legal expenses up to $25,000 in connection with the negotiation of the employment agreement.

Change in Control Agreement
The Company and Mr. Espe have also entered into a change in control agreement dated as of June 24, 2010, which is attached hereto as Exhibit 10.2. Upon a “qualifying termination” Mr. Espe will be entitled to (1) a severance payment equal to 2.5 times the sum of Mr. Espe’s base salary and annual target bonus, (2) welfare benefit continuation for a period of 30 months, (2) a pro rata bonus and (4) outplacement fees not to exceed $30,000. In addition, any amounts paid under the change in control agreement will be reduced to the maximum amount that can be paid without being subject to the excise tax imposed under Internal Revenue Code Section 280G, but only if the after-tax benefit of the reduced amount is higher than the after-tax benefit of the unreduced amount. For purposes of Mr. Espe’s change in control agreement, a “qualifying termination” means an involuntary termination without cause and voluntary termination with “good reason”, each within 24 months following a change in control, or an involuntary termination without cause within 6 months prior to a change in control if termination is related to the change in control. “Good reason” generally means the assignment of duties or responsibilities that are materially inconsistent with duties or responsibilities of the CEO position, a material diminution in authority, duties or responsibilities, a 10% or more reduction in salary, the Company’s material breach of any obligation under the change in control agreement, the failure to continue the executive’s participation in any material compensation plan on a basis not materially less favorable to the executive and the failure to continue to provide the executive with benefits substantially similar in the aggregate to those the executive enjoyed prior to a change in control.

Item 9.01. Financial Statements and Exhibits
(d) Exhibits

No. 10.1	Employment Agreement between Armstrong World Industries, Inc. and Matthew J. Espe dated June 24, 2010.

No. 10.2	Change in Control Agreement between Armstrong World Industries, Inc. and Matthew J. Espe dated June 24, 2010.

No. 99.1	Press Release of Armstrong World Industries, Inc. dated June 25, 2010, announcing the election of Matthew J. Espe to the position of Chief Executive Officer and President.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: June 25, 2010

ARMSTRONG WORLD INDUSTRIES, INC.
By:	/s/ Jeffrey D. Nickel
	Name:	Jeffrey D. Nickel
	Title:	Senior Vice President, Secretary and General Counsel

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Employment Agreement between Armstrong World Industries, Inc. and Matthew J. Espe dated June 24, 2010.

10.2	Change in Control Agreement between Armstrong World Industries, Inc. and Matthew J. Espe dated June 24, 2010.

99.1	Press Release of Armstrong World Industries, Inc. dated June 25, 2010, announcing the election of Matthew J. Espe to the position of Chief Executive Officer and President.